Linn Energy, LLC
Linn Energy Finance Corp.

Approximately $1,000,000,000 12.00% Senior Secured Second Lien Notes due 2020
November 13, 2015

Term Sheet
Issuers	Linn Energy, LLC (the “Company”) and Linn Energy Finance Corp.
Guarantors
Initially, all of the Company’s existing material domestic subsidiaries, other than Linn Energy Finance Corp., LinnCo, LLC, Berry Petroleum Company, LLC (“Berry”) and Berry’s sole member, Linn Acquisition Company, LLC, and in the future any restricted subsidiaries of the Company that guarantee other indebtedness of the Issuers or Guarantors in excess of a de minimis amount or any domestic subsidiaries of the Company incur indebtedness under a credit facility, including the Company’s credit agreement

Title of Securities	12.00% Senior Secured Second Lien Notes due 2020 (the “Notes”)
Aggregate Principal Amount	Approximately $1,000,000,000
Maturity Date	December 15, 2020; springing maturity ahead of junior lien or unsecured indebtedness if more than $250 million of applicable series is outstanding 92 days prior to their respective maturities
Ranking	Pari passu with all existing and future senior indebtedness and senior to all subordinated indebtedness
Security	Second priority lien on all assets that secure the Company’s borrowing base under its credit agreement
Coupon	12%
Interest Payment Dates	June 15 and December 15 of each year, beginning on June 15, 2016
Trade Date	November 13, 2015
Settlement Date	November 20, 2015
Make-Whole Redemption	Make-whole redemption at Treasury Rate + 50 basis points prior to December 15, 2018

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Optional Redemption
On or after December 15, 2018 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, on the Notes redeemed during the twelve-month period indicated beginning on December 15 of the years indicated below:

	Year	Price
	2018	112.000%
	2019 and thereafter	106.000%

Equity Clawback	Up to 35% at 112.000% prior to December 15, 2018
Change of Control	101% plus accrued and unpaid interest
Certain Covenants
The indenture governing the Notes will contain certain covenants that will restrict the ability of the Company and the ability of its restricted subsidiaries to:
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declare or pay distributions on or purchase or redeem our units, subject to certain exceptions;
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purchase or redeem our indebtedness secured by liens junior in priority to liens securing the Notes, our unsecured indebtedness or our subordinated indebtedness, subject to certain exceptions, including:
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repurchases or redemptions in an aggregate amount not to exceed $350.0 million, provided that, after giving effect to each such payment, the Company and its restricted subsidiaries would have cash, cash equivalents and undrawn availability under credit facilities totaling at least $250.0 million;
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repurchases or redemptions of senior unsecured notes of Berry provided that substantially concurrently therewith, Berry becomes a guarantor of the Notes or is otherwise merged with and into a guarantor of the Notes in accordance with the terms of its debt documents; and
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repurchases or redemptions of unsecured indebtedness with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, certain permitted additional second lien indebtedness, provided that the fixed dollar basket allowing for the exchange of unsecured notes of the Company and its restricted subsidiaries for additional indebtedness that may be secured on a second lien basis with the Notes is limited to $1.0 billion; and
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repurchases or redemptions in an aggregate amount not to exceed the greater of $50.0 million and 1% of Modified ACNTA;

	• make investments, subject to certain exceptions; • incur or guarantee additional indebtedness or issue certain types of equity securities, which will have exceptions that will permit:

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the incurrence of indebtedness under credit facilities, which may be secured on a priority, parity or junior lien basis, up to an aggregate principal amount not to exceed the greatest of (i) $3.6 billion, or following Berry’s becoming a guarantor of the Notes or is otherwise merged with and into a guarantor of the Notes in accordance with the terms of its debt documents, $4.25 billion, (ii) an amount equal to 60% of the Company’s modified adjusted consolidated net tangible assets (“Modified ACNTA”) and (iii) the Company’s borrowing base, if incurred under its credit agreement, plus until Berry becomes a guarantor of the Notes or is otherwise merged with and into a guarantor of the Notes in accordance with the terms of its debt documents, Berry’s borrowing base if incurred under Berry’s credit agreement; provided that indebtedness incurred under this exception may not be issued in exchange for existing unsecured notes of the Company;
•
the incurrence of indebtedness, which may be secured on a junior lien basis, up to an aggregate principal among such that after giving pro forma effect to the incurrence thereof, the ratio of the Company’s Modified ACNTA to aggregate principal amount of outstanding secured debt would not be less than 1.1 to 1.0; and
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the incurrence of parity lien indebtedness (including the Notes) in an aggregate amount at any time outstanding not to exceed (i) $1.5 billion, plus, (ii) after following Berry’s becoming a guarantor of the Notes or is otherwise merged with and into a guarantor of the Notes in accordance with the terms of its debt documents, the lesser of (a) an aggregate principal amount such that after giving pro forma effect to the incurrence of such indebtedness and the application of proceeds therefrom, the ratio of the Company’s Modified ACNTA to the aggregate principal amount of first priority lien indebtedness and second priority lien indebtedness would not be less than 1.5 to 1.0 and (b) $500.0 million; provided that the aggregate amount of second priority lien indebtedness under clause (i) above that is issued in exchange for existing unsecured notes of the Company and its restricted subsidiaries may not exceed $1.0 billion;

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create certain liens;
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sell assets;
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enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;
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engage in transactions with affiliates; and
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create unrestricted subsidiaries.

CUSIP / ISIN Numbers	536022AM8 / US536022AM84
Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

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